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                                                                   EXHIBIT 3.1.2


                          CERTIFICATE OF AMENDMENT
                                     TO
                        CERTIFICATE OF INCORPORATION
                                     OF
                     CAPSTAR BROADCASTING PARTNERS, INC.

                     (INCORPORATED ON OCTOBER 11, 1996)

             (PURSUANT TO SECTION 242 OF THE GENERAL CORPORATION
                        LAW OF THE STATE OF DELAWARE)



         Capstar Broadcasting Partners, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies:

         FIRST, that the board of directors of the Corporation duly adopted resolutions proposing and declaring advisable the following amendments to the Certificate of Incorporation of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of
Delaware:

         "RESOLVED, that the Board of Directors of the Corporation deems and declares advisable an amendment to the Certificate of Incorporation of the Corporation to amend the first paragraph of Article FOURTH to read as follows:

                 FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 360,000,000 shares consisting of (a) 10,000,000 shares of preferred stock, par value of One Cent ($.01) per share (the "Preferred Stock"),
         (b) 300,000,000 shares of Class A Common Stock, par value of One Cent ($.01) per share (the "Class A Common Stock"), and (c) 50,000,000 shares of Class B Common Stock, par value of One Cent ($.01) per share (the "Class B Common Stock) (the Class A Common Stock and Class B Common Stock, collectively, the "Common Stock").

         SECOND, that in lieu of a meeting and vote of stockholders, the stockholders of the Corporation have given written consent to said amendments in accordance with the provisions of Section 228(a) of the General Corporation Law of the State of Delaware.

         THIRD, that the previously stated amendments to the Certificate of Incorporation of the Corporation were duly adopted by the stockholders of the Corporation in accordance with the provisions of Section 242 and of the General Corporation Law of the State of Delaware.
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         IN WITNESS WHEREOF, the undersigned has executed this Certificate this
16th day of June, 1997.

                                        CAPSTAR BROADCASTING PARTNERS, INC.



                                        By:  /s/ Paul D. Stone
                                             ------------------------------
                                             Paul D. Stone
                                             Executive Vice President